EXHIBIT 11

               AIR & WATER TECHNOLOGIES CORPORATION
                COMPUTATION OF PER SHARE EARNINGS
             (in thousands except per share amounts)




                                                 Three Months Ended
                                                     January 31,

                                                      1997        1996
Primary Earnings (Loss) Per Share:
 1.  Net loss                                      $ (12,530)   $(2,945)
 2.  Less preferred dividends                           (825)      (825)
                                                    --------   --------
 3.  Net loss applicable to common shareholders      (13,355)    (3,770)
                                                    --------   --------
 4.  Weighted average shares outstanding              32,019     32,018
                                                    --------   --------
 5.  Net loss per share                            $    (.42)   $  (.12)
                                                    ========   ========
Fully Diluted Earnings (Loss) Per Share:

 6.  Line 3. above                                 $ (13,355)   $(3,770)
 7.  Add back preferred dividends                        825        825
 8.  Add back interest, on assumed
       conversion of the Company's 8% Convertible
       Debentures                                      2,300      2,300
                                                    --------   --------
 9.  Net loss                                      $ (10,230)   $  (645)
                                                    --------   --------
10.  Weighted average shares outstanding (Line 4)     32,019     32,018
11.  Add additional shares issuable upon assumed
       conversion of preferred shares                  4,800      4,800
12.  Add additional shares issuable upon assumed
       conversion of the Company's 8% Convertible
       Debentures                                      3,833      3,833
                                                    --------   --------
13.  Adjusted weighted average shares outstanding     40,652     40,651
                                                    --------   --------
14.  Net loss per share (9/13)*                    $   (.25)    $  (.02)
                                                    ========   ========

* Fully diluted earnings (loss) per share are not presented as the assumed conversion of the Company's 8% Convertible Debentures is anti-dilutive.